UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       __________________________________



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): October 30, 2002



                              REHABCARE GROUP, INC.
             (Exact name of registrant as specified in its charter)


   Delaware                        0-19294                      51-0265872
(State or other                (Commission File              (I.R.S. Employer
jurisdiction of                     Number)                   Identification
 organization)                                                    Number)



        7733 Forsyth Boulevard
             17th Floor
         St. Louis, Missouri                      63105
 (Address of principal executive offices)       (Zip Code)



       Registrant's telephone number, including area code: (314) 863-7422

Item 7.         Financial Statements and Exhibits.

                (c) Exhibits. See Exhibit Index.

Item 9.         Regulation FD Disclosure.

                The script for a conference call held by the Registrant on October 30, 2002 is attached hereto as Exhibit 99.






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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2002

                                           REHABCARE GROUP, INC.



                                        By:/s/ James M. Douthitt
                                               -------------------------------
                                               James M. Douthitt
                                               Senior Vice President and Chief
                                                 Accounting Officer





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


                                 EXHIBIT INDEX

Exhibit No      Description

99              Script for Conference Call on October 30, 2002.


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
                                                                      Exhibit 99
                        REHABCARE CONFERENCE CALL SCRIPT
                                October 30, 2002

INTRODUCTION BY CONFERENCE OPERATOR

INTRODUCTION OF MANAGEMENT BY FD MORGEN-WALKE

     This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the effect of certain corrective actions taken in supplemental staffing, the timing and magnitude of volume improvements, new program openings and planned cost controls, fluctuations in occupancy of the Company's hospital and long-term care clients, changes in and compliance with governmental reimbursement regulations or policies, the inability to attract new client relationships or to retain existing client relationships, the inability to attract operational and professional employees, the adequacy and effectiveness of operating and administrative systems, litigation risks, including an inability to predict ultimate costs and liabilities or the disruption of the Company's operations, and general economic downturn.


INTRODUCTION AND WELCOME BY ALAN HENDERSON

     Good morning and thank you for joining us today. I'm Alan Henderson, Chief Executive Officer. With me from management today are: Greg Bellomy, President of our Staffing Group; Tom Davis, President of our Inpatient Division; Pat Henry, President of our Contract Therapy Division; Al Howard, President of our Outpatient Division; Hickley Waguespack, Executive Vice President for Customer Service; Jim Douthitt, Chief Accounting Officer; and Betty Cammarata, Director of Investor Relations.

     We will all be available during the question and answer period following my formal remarks.

     In the supplemental staffing division, we closed five branches in underperforming markets, reducing our total branch count to 104. We anticipate opening one or two branches by December 31st, ending the year with approximately 105-106 branch locations. We expect that revenues will demonstrate modest quarterly sequential improvement beginning in 2003 and anticipate 2002 revenues for the supplemental division will be 20 to 25 percent below the levels achieved in 2001 due entirely to the events related to the reorganization of the supplemental division at the end of 2001.

     As we stated in the press release, the revitalization of the supplemental staffing division remains a top priority, and while we've made significant progress optimizing our professional mix, branch personnel, and operations, we are working diligently to improve revenue growth and restore this business to its full profit potential.

     In the travel staffing division, revenues grew by 32 percent year-over-year, reflecting a 17 percent increase in volumes and a 13 percent increase in average bill rates. Volumes increased 4.7 percent sequentially over the second quarter. We continue to expect revenue growth of 35 to 40 percent for the full year of 2002 over 2001.

     The inpatient division opened one acute exempt rehabilitation unit in the quarter and closed four ARU's. Of the four closures, two were minimally profitable; the other two were taken in-house. Three skilled nursing units were closed during the quarter; of those, two were minimally profitable. Our backlog, which includes contract signings which are not subject to certificate of need approval, continues to be strong with 8 at quarter's end, up from 6 at the end of the previous quarter. We anticipate 5-10 percent revenue growth for this division in 2002 over 2001. We anticipate contribution margin percentages in the upper 30 percent range for the remainder of the year.


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

     Eighteen months ago, we announced plans to develop a joint education initiative with the American Stroke Association - a division of the American Heart Association. This program named "Starting Now" is an ongoing education and training program for acute stroke rehabilitation patients and their families; the purpose being to help prevent a second stroke. We are extremely pleased to announce that the initial results of this partnership have been much better than expected. Of the forty acute rehab units who have a history of at least three months with the program, we have seen an increase of nearly 19 percent in stroke admissions in the three months following implementation. Our observation has been that this program is a key differentiating factor in a patient's choice of a rehabilitation program. We are working diligently to complete the implementation of this fine program in all of our partner hospital units.

     Our contract therapy division added 12 net facilities during the quarter and ended the quarter with 394 facilities under contract, compared to 270 at the end of the 2001 third quarter. For 2002, we continue to anticipate 60-65 percent revenue growth over 2001, and expect contribution margin percentages to remain in the upper 20 percent range.

     On October 1, Medicare payments to skilled nursing facilities were reduced. These cuts were directly tied to the elimination of "add on" payments that were a temporary provision of the Balanced Budget Refinement Act. Current legislation is pending to restore all or a significant part of this funding to the skilled nursing facility providers. The Part B therapy caps moratorium is scheduled to expire on January 1, 2003. Legislation to extend the moratorium, some of which is included in the same bills introduced to address the skilled nursing facility payment cuts, is under review at this time. Although we are disappointed that these legislative initiatives have stalled, we are optimistic that we will be able to substantially mitigate any negative impact that might result from their failure to pass into law.

     In the outpatient division during the quarter we were pleased to have achieved 11 percent growth in contribution per location over the prior year, reflecting our strategy to focus on larger opportunities. One way this has been manifested is the closure of 4 programs that were not economically viable and the addition of 2 large programs. We continue to expect contribution margin percentages to remain in the mid 20 percent range.

     We anticipate that full-year 2002 revenue growth for our three program management divisions will be 20 percent in the aggregate.

     Our accounts receivable days sales outstanding of 56.6 days, demonstrates year-over-year improvement of approximately 5 days. As anticipated, salary, general and administrative as a percentage of revenue reflects continued improvement with a decline of 70 basis points from the prior quarter to 17.5 percent. We anticipate SG&A will continue to show slight improvement over the remainder of the year. While we are confident that our strategy in supplemental staffing will ultimately bear fruit, certainly the timing is taking longer than originally anticipated. Therefore, it is prudent to expect more modest sequential growth in fourth quarter EPS, which may not put us within the range of previous guidance for 2002. Our operating cash flows remain strong, reaching almost $31 million through the first nine months of 2002. In addition, after completing the share repurchase program, we have cash and short-term investments in excess of $5 million and anticipate that capital expenditures in the fourth quarter will be on the order of $500,000 to $1 million.

     With that I would like to have our operator open the call for questions.

     As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay for the next 21 days. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the last four years. We invite you to view this information and hope it will be useful to you.

     Finally, I would like to thank everyone at RehabCare, whose continued hard work and dedication are so critical to our success in attaining our goals. Thank you again for your participation in this call.


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